UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Stillwater Mining Company

(Name of Registrant as Specified In Its Charter)

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|   PRESS RELEASE  |

FOR IMMEDIATE RELEASE:         MAY 1, 2013

CLINTON GROUP REJECTS STILLWATER SETTLEMENT PROPOSAL

BILLINGS, MONTANA – Stillwater Mining Company (NYSE:SWC) (TSX:SWC.U) (“Stillwater” or the “Company”) today announced that it has communicated an offer to the Clinton Group, Inc. (“Clinton Group”), a 1.3% shareholder, to settle the proxy contest related to the Company’s 2013 Annual Shareholders Meeting set for May 2, 2013.

In its most recent settlement offer, which followed extensive discussions between Stillwater and Clinton Group, Stillwater has proposed reasonable Board representation that would also remove the risk to shareholders of an abrupt change of management. Specifically, Stillwater has proposed reconstituting the Board to include four of Clinton Group’s director nominees and four of Stillwater’s director nominees. In addition, the roles of Chairman and CEO would be separated and the new Board would immediately select a Chairman. The new Board would also immediately engage in a CEO search process and a prompt and orderly transition would occur once a suitable candidate has been identified. Clinton Group has declined to accept the latest proposal or engage in further discussions.

Patrick M. James, Stillwater’s lead independent director, said, “Some of our largest shareholders have conveyed what they believe to be the proper governance structure of this Company, and we have made significant efforts to reshape our Board accordingly through settlement negotiations with Clinton Group. To avoid further cost and allow the Company to focus on the positive operational and financial momentum it has achieved as evidenced by our recent first quarter results, we believe this offer represents a positive outcome for all shareholders and should be acceptable to Clinton Group.”

All shareholders of record as of March 6, 2013 are entitled to vote at the 2013 Annual Shareholders Meeting on May 2, 2013. Stillwater continues to encourage all shareholders to vote only their WHITE proxy card. For more information about Stillwater’s 2013 Annual Shareholders Meeting, please visit www.supportstillwater.com.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company’s shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining Company can be found at its website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “projects”, “estimates,” “forecast,” “guidance,” or similar expressions. These statements are not guarantees of the Company’s future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management’s expectations, is found in the section entitled “Risk Factors” in the Company’s 2012 Annual Report on Form 10-K and in subsequent filings with the United States Securities & Exchange Commission. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

INVESTOR CONTACTS

Mike Beckstead

(406) 373-8971

Or

Arthur Crozier / Jennifer Shotwell / Scott Winter

Innisfree M&A Incorporated

(212) 750-5833

MEDIA CONTACTS:

Dan Gagnier / Michael Henson

Sard Verbinnen & Co

(212) 687-8080

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